Exhibit 2.1


                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         GENERAL KINETICS INCORPORATED

                                      AND

                       CRYPTEK SECURE COMMUNICATIONS, LLC





                          DATED AS OF NOVEMBER 1, 1996


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                                TABLE OF CONTENTS


                                                                          Page

ARTICLE I                PURCHASE AND SALE ...............................  1

         1.1.1.          Purchase and Sale................................  1
         1.1.2.          Purchase Price...................................  2
         1.1.3.          Recent Balance Sheet.............................  2
         1.2             Liabilities Assumed by Purchaser.................  2
         1.3.            Allocation.......................................  2

ARTICLE II               CLOSING; EFFECTIVE TIME..........................  3

         2.1.            Closing..........................................  3
         2.2.            Deliveries.......................................  3
         2.3.            Affidavit........................................  4

ARTICLE III              REPRESENTATIONS AND
                         WARRANTIES BY THE SELLER.........................  4

         3.1.            Organization and Existence.......................  4
         3.2.            Authority and Approval...........................  5
         3.3.            No Violation.....................................  5
         3.4.            Assets Conveyed..................................  5
         3.5.            Seller's Articles of Incorporation...............
                         and By-laws......................................  5
         3.6.            Compliance With Laws; Licenses...................  6
         3.7.            Litigation; Investigations.......................  6
         3.8.            Taxes............................................  6
         3.9.            Insurance Policies...............................  7
         3.10.           Environmental Laws...............................  7
         3.11.           No Material Adverse Change.......................  8
         3.12.           Absence of Specified Changes.....................  9
         3.13.           Real Property; Leases............................ 10
         3.14.           Equipment and Personal Property.................. 11
         3.15.           Intellectual Property............................ 12
         3.16.           Software......................................... 12
         3.17.           Contracts........................................ 13
         3.18.           Inventory........................................ 13
         3.19.           Title to Properties; Liens....................... 13
         3.20.           Assets Acquired.................................. 13
         3.21.           Major Customers and Suppliers.................... 14
         3.22.           Labor Relations.................................. 14
         3.23.           Investment Representations....................... 14
         3.24.           Accuracy of Information.......................... 15
         3.25.           Employee Benefit Plans........................... 15
         3.26.           Financial Statements............................. 15
         3.27.           Brokers and Finders.............................. 16

ARTICLE IV               REPRESENTATIONS AND
                         WARRANTIES BY THE PURCHASER...................... 16

         4.1.            Organization and Existence....................... 16
         4.2.            Authority and Approval........................... 16
         4.3.            No Violation..................................... 16


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         4.4.            Equity Interests, etc............................ 17
         4.5.            Accuracy of Information.......................... 17
         4.6.            Brokers and Finders.............................. 17

ARTICLE V                COVENANTS........................................ 18

         5.1.            Public Announcements............................. 18
         5.2.            Access to Information............................ 18
         5.3.            Conduct of Business in Normal Course............. 19
         5.4.            Exclusive Dealings............................... 19
         5.5.            Use of Names..................................... 19
         5.6.            [Reserved]....................................... 19
         5.7.            Consent.......................................... 20
         5.8.            Further Assurances............................... 20
         5.9.            Notification of Certain Matters.................. 20
         5.10.           Supplements to Schedules......................... 21
         5.11.           Taxes............................................ 21
         5.12.           Employees........................................ 21

ARTICLE VI               CONDITIONS TO THE OBLIGATIONS
                         OF THE PURCHASER................................. 21

         6.1.            No Material Adverse Changes...................... 22
         6.2.            Compliance....................................... 22
         6.3.            No Government Proceeding or Litigation........... 22
         6.4.            No Injunction.................................... 22
         6.5.            Closing Deliveries............................... 22
         6.6.            Consents......................................... 22
         6.7.            Completion....................................... 22

ARTICLE VII              CONDITIONS TO THE OBLIGATIONS
                         OF THE SELLER.................................... 23

         7.1.            Compliance....................................... 23
         7.2.            No Government Proceeding or Litigation........... 23
         7.3.            No Injunction.................................... 23
         7.4.            Fairness Opinion................................. 23
         7.5.            Closing Deliveries............................... 23
         7.6.            Employees........................................ 24
         7.7.            Completion....................................... 24

ARTICLE VIII             TRANSFER TAXES................................... 24

         8.1.            Liability for Transfer Taxes..................... 24

ARTICLE IX               TERMINATION...................................... 24

         9.1.            Grounds for Termination.......................... 24
         9.2.            Effect of Termination............................ 25

ARTICLE X                EXTENT AND SURVIVAL OF REPRESENTATIONS,
                         WARRANTIES, COVENANTS AND AGREEMENTS;
                         INDEMNIFICATION.................................. 25

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         10.1.           Indemnification:
                           (a) Indemnification by the Seller.............. 25
                           (b) Indemnification by the Purchaser........... 26
         10.2.           Conditions of Liability.......................... 26
         10.3.           Limitation of Indemnification.................... 28
         10.4.           Survival......................................... 28

ARTICLE XI               MISCELLANEOUS.................................... 29

         11.1.           Wavier of Compliance with Bulk
                         Transfer Laws.................................... 29
         11.2.           Expenses......................................... 29
         11.3.           Notices.......................................... 29
         11.4.           Books and Records................................ 30
         11.5.           Exclusive Agreement.............................. 30
         11.6.           Injunctive Relief................................ 30
         11.7.           Governing Law, etc............................... 31
         11.8.           Amendments; Waivers; Headings.................... 31
         11.9.           Assignments and Third Parties.................... 31
         11.10.          Severability..................................... 31
         11.11.          Counterparts..................................... 31
         11.12.          Further Assurances............................... 32

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                               List of Schedules


             Schedule             Description

                1.1               Transferred Assets
                1.1(a)            Prepaid Expenses
                1.1(b)            Contracts, Agreements, Arrangements, etc.
                1.1(c)            Machinery, Equipment, Furniture
                1.1(d)            Interests in Licenses, Approvals, Permits and
                                  Applications
                1.1(e)            Computer Software, Databases and Programs
                1.1(f)            Patents, Trade Secrets
                                  and Other Intellectual Property
                1.1(g)            Real Property Lease
                1.1(h)            Finished goods, raw materials, work in
                                  progress, inventories, supplies and similar
                                  tangible assets
                1.1(i)            Accounts Receivable
                1.1.3             Recent Balance Sheet
                1.2               Assumed Liabilities
                1.2(a)            Accounts Payable
                1.2(b)            Accrued Expenses
                1.2(c)            Lease obligations
                1.2(d)            Obligations with respect to assigned
                                  agreements
                1.3               Allocation
                3.1               Foreign Qualifications
                3.6               Licenses
                3.7               Litigation
                3.9               Insurance
                3.11              Material Adverse Effect
                3.12              Absence of Specified Changes
                3.14              Equipment and Property
                3.15              Intellectual Property
                3.16              Software
                3.17              Material Contracts
                3.18              Inventory
                3.19              Liens
                3.21              Major Customers and Suppliers
                3.22              Labor Relations
                3.26              Financial Statements
                3.27              Brokers and Finders
                4.4(a)            Equity Interests
                4.4(b)            Preferred Interest; Capitalization
                4.6               Brokers and Finders

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                5.12              Employees
                6.6               Consents

                                      -5-


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                                List of Exhibits


             Exhibit              Description

                A                 Promissory Note
                B                 Security Agreement
                C-1               Form of Preferred Interest Certificate
                C-2               Rights and Preferences of Preferred Interests
                D                 Registration Rights Agreement
                E                 Sublease
                F-1               Bill of Sale
                F-2               Assignment and Assumption Agreement
                F-3               Assignment of Intellectual Property
                F-4               Assignment of Lease

                            ASSET PURCHASE AGREEMENT


                  This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of November 1, 1996, by and between GENERAL KINETICS INCORPORATED, a Virginia corporation (the "Seller"), and CRYPTEK SECURE COMMUNICATIONS, LLC, a Delaware limited liability company (the "Purchaser") formed by affiliates of Angelo Gordon & Co., L.P.

                              W I T N E S S E T H :

                  WHEREAS, the Seller desires to sell to the Purchaser certain assets of the Seller relating to the Seller's manufacture and sale, in its secure facsimile and secure LAN business units, of various products in the secure high resolution facsimile and the secure network field for U.S. and foreign military and government applications (the "Business"), and the Purchaser desires to purchase such assets and assume certain related liabilities, all on the terms and subject to the conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE I.
                               Purchase and Sale

                  1.1.1. Purchase and Sale. Subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the "Closing"), the Seller shall sell, transfer, assign and convey to the Purchaser, and Purchaser shall purchase and acquire, all of the Seller's right, title and interest in and to all properties, assets, contracts, rights and choses in action of every kind, character and description which are listed on Schedule 1.1 hereto, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located, that are related to or existing, used or held for use in connection with the Business, as the same may exist on the Closing Date (as defined herein) (the "Assets").

                  1.1.2. Purchase Price. At the Closing the Purchaser shall deliver to the Seller in consideration for the purchase of the Assets the purchase price as set forth below (the "Purchase Price"):

                  (a) One Million Seven Hundred and Fifty Thousand dollars ($1,750,000), payable at the Closing by wire transfer of immediately available funds to such bank account as the Seller shall designate in writing;

                  (b) the Purchaser's secured Promissory Note (the "Note") payable to the order of the Seller in the principal amount of Seven Hundred and Fifty Thousand dollars ($750,000) in substantially the form of Exhibit A hereto and secured by certain assets of the Purchaser as set forth in a Security Agreement (the "Security Agreement") in substantially the form of Exhibit B hereto; and

                  (c) a convertible preferred membership interest in the Purchaser (the "Preferred Interest") having an aggregate liquidation preference of One Million Five Hundred Thousand dollars ($1,500,000) and otherwise represented by certificates in substantially the form of Exhibit C-1 hereto and having the rights and preferences set forth in Exhibit C-2 hereto, and entitled to the benefits of a Registration Rights Agreement (the "Registration Rights Agreement") with respect thereto in substantially the form of Exhibit D hereto.

                  1.1.3. Recent Balance Sheet. Set forth as Schedule 1.1.3 hereto is a pro forma Balance Sheet of the Business as of September 30, 1996.

                  1.2   Liabilities   Assumed   by  the   Purchaser.   In
further consideration for the purchase of the Assets, the Purchaser shall also assume (a) all liabilities of the Seller in connection with its lease (the "Lease") of premises at 14130-C Sullyfield Circle, Chantilly, Virginia 22021 (subject to a sublease of a certain portion of such premises from the Purchaser to the Seller (the "Sublease") in substantially the form of Exhibit E hereto), and (b) those other liabilities of the Seller specifically set forth on
Schedule 1.2 hereto (the "Liabilities").

                  1.3 Allocation. The parties agree that the Purchase Price will be allocated among the Assets in accordance with Schedule 1.3 hereto, and that they shall each prepare and file Internal Revenue Service Form 8594, as required by Section 1060 of the Internal Revenue Code (the "Code") and the Treasury Regulations thereunder, in a manner consistent with the foregoing allocation.



                                  ARTICLE II.
                            Closing; Effective Time

                  2.1 Closing. The Closing shall be held at the offices of Shereff, Friedman, Hoffman & Goodman, LLP, 919 Third Avenue, New York, New York 10022, on the second business day following the satisfaction or waiver, if permissible, of the conditions contained in Articles VI and VII hereof, or at such other place or time as the Purchaser and the Seller may mutually agree. The date of the Closing is referred to herein as the "Closing Date". The effective time of the conveyance of the Assets shall be deemed to have been 12:01 a.m., New York City time, on the Closing Date (the "Effective Time").

                  2.2 Deliveries. At the Closing, in addition to delivery by the Purchaser of the Purchase Price as set forth in Section 1.1.2. above, the Purchaser and the Seller shall each execute and deliver to each other (i) a Bill of Sale in the form of Exhibit F-1 hereto, (ii) an Assignment and Assumption Agreement in the form of Exhibit F-2 hereto, (iii) an Assignment in the form of Exhibit F-3 hereto, transferring to the Purchaser all intellectual property to be transferred to the Purchaser hereunder; (iv) an Assignment in the form of Exhibit F-4 hereto, assigning the Lease to the Purchaser; (v) such other bills of sale, instruments of assignment and other documents as may be reasonably requested by the Purchaser in order to effect or evidence the transfer of Assets; (vi) certificates of the chief executive officers of the Seller and the Purchaser certifying to the fulfillment of the conditions set forth in Sections 6.1 and 6.2, in the case of the Seller's certificate, and
Section 7.1, in the case of the Purchaser's certificate; (vii) copies of the resolutions of the Seller's Board of Directors and the Purchaser's Manager(s), in each case, certified by such party's chief executive officer, authorizing the execution, delivery and performance of this Agreement; (viii) opinions of their respective counsel in substantially the form of Exhibits G-1 and G-2 hereto, (ix) the Sublease; and (x) such other instruments, if any, as either of them may reasonably request in order to more fully confirm or perfect the transfer of Assets and assumption of Liabilities contemplated by this Agreement.

                  2.3 Affidavit. The Seller shall deliver to the Purchaser at or prior to the Closing an affidavit under penalties of perjury stating:
(a) its name, address and taxpayer identification number and (b) that it is not a "foreign person" within the meaning of Section 1445 of the Code.



                                  ARTICLE III.
                  Representations and Warranties By the Seller

                  Except as otherwise disclosed in this Agreement or the Schedules hereto, the Seller represents and warrants that:

                  3.1 Organization and Existence. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia, and has all requisite corporate power and authority to own and lease the Assets it currently owns and leases and to carry on the Business as currently conducted. The Seller is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where it owns or leases such Assets or the nature of the Business conducted by it makes such qualification or licensing necessary, except where failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect on the Seller. A true, correct and complete list of such jurisdictions with respect to the Seller is set forth on Schedule 3.1. For purposes of this Agreement, a "Material Adverse Effect" with respect to the Seller means any event, circumstance or condition that, individually or when aggregated with all other similar events, circumstances or conditions can reasonably be expected to have, or has had, a material adverse effect on: (i) the business, property, operations, condition (financial or otherwise), results of operations or prospects of the Seller with respect to the Business, taken as a whole; (ii) the Assets, taken as a whole; (iii) the ability of the Seller to consummate the transactions contemplated hereunder; or (iv) the ability of the Purchaser to perform and conduct the Business of the Seller after the consummation of the transactions contemplated by this Agreement substantially in the manner conducted prior to the consummation of such transactions.

                  3.2 Authority and Approval. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements (as defined in Section 4.2) to be signed by it, to consummate the transactions contemplated hereby and thereby and to perform the terms and conditions hereof and thereof to be performed by it. The execution and delivery by the Seller of this Agreement and the Related Agreements, the performance by the Seller of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action on the part of the Seller. This Agreement and the Related Agreements constitute the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

                  3.3 No Violation. This Agreement and the Related Agreements and the execution, delivery and performance hereof and thereof by the Seller do not, and will not, violate or conflict with any provision of or constitute a default (whether with notice or the lapse of time or both) or give rise to any right of termination, amendment, cancellation or acceleration or require any filing, consent, authorization or approval under the certificate of incorporation or bylaws of the Seller or any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree or any license or permit of any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") applicable to or binding upon the Seller, or any provision of any material mortgage, indenture, loan, lease, license, credit agreement or contract to which the Seller is a party or by which the Seller or any of the Assets is bound.

                  3.4 Assets Conveyed. The Assets constitute all the assets, properties and rights used primarily in the Business as of the date hereof.

                  3.5 Seller's Articles of Incorporation and By-laws. The Seller has heretofore delivered to the Purchaser true and complete copies of its Articles of Incorporation and By-laws as in effect on the date hereof.

                  3.6   Compliance With Laws; Licenses.

                  (a) The conduct of the Business of the Seller has not violated, and as presently conducted does not violate, any federal, state, local or foreign laws, rules, regulations or ordinances, or judgments, injunctions, writs, decrees or orders of any Governmental Entity (collectively, the "Orders"), or any industry standards, the violation of which would have a Material Adverse Effect, nor has the Seller received any notice of any such violation. The Seller is not subject to any Order currently in effect which has had a Material Adverse Effect.

                  (b) Except as set forth on Schedule 3.6, the Seller possesses all licenses, permits, consents, authorizations, registrations and approvals of, with or from Governmental Entities which have jurisdiction over the Seller's operation of the Business or the Assets except where the failure to hold any such license would not have a Material Adverse Effect ("Licenses"), and is in full compliance with the terms thereof, except where violation thereof would not have a Material Adverse Effect. Schedule 3.6 sets forth a complete and accurate list of all such Licenses.

                  3.7 Litigation; Investigations. Schedule 3.7 sets forth a complete and accurate list of all suits, claims, or proceedings, which are pending or, to the best knowledge of the Seller, threatened against or affecting the Business or any properties or Assets used in the conduct of the Seller's Business and which, if resolved adversely to the Seller, can reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.7, to the best of the Seller's knowledge there is, in connection with the Business, no investigation or inquiry by any Governmental Entity pending or threatened, or which such Governmental Entity has indicated to the Seller an intention to conduct, which, if resolved adversely to the Seller, would have a Material Adverse Effect.

                  3.8 Taxes. The Seller has duly filed all returns of Taxes required to be filed by it (except where the failure to so file would not have a Material Adverse Effect) and has duly paid all Taxes (as defined below) shown on such returns or claimed in writing to be due from it by federal, state, local or foreign taxing authorities, except for such Taxes, if any, as are being contested in good faith by the Seller; the reserves for Taxes reflected in the Financial Statements (as defined in Section 3.26 below) are adequate; and there are no Tax liens upon any property or assets of the Seller except liens for current taxes not yet due and except for liens relating to such Taxes, if any, as are being contested in good faith by the Seller. The terms "Tax" and "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem,
transfer,   franchise,  profits,  license, withholding,   payroll,   employment,
excise,  estimated,   severance,  stamp, occupation,  property or other taxes,
fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, or local or domestic or foreign which in each case relate to or are assessed or assessable directly or indirectly against the Business or the Assets.

                  3.9 Insurance Policies. Schedule 3.9 contains a complete and accurate list of all insurance policies providing coverage in favor of the Seller which relate to the Assets or the conduct of the Business, specifying the insurer and type of insurance under each. Such insurance policies are of the type required to be maintained with respect to the Business under any applicable law. All premiums are currently paid and no notice of cancellation or termination has been received with respect to any such policy. Unless otherwise specifically noted in Schedule 3.9, coverage under all such policies will expire at Closing. The Seller has not been refused any insurance with respect to the Assets or the operation of the Business, nor has its coverage with respect to the Assets or the conduct of the Business been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five (5) years.

                  3.10 Environmental Laws. The Seller in connection with the Business and all properties owned or operated by the Seller relating to the Business and the Assets comply with all Environmental Laws (as defined below) except for such noncompliance as would not have a Material Adverse Effect or to give rise to any material liability to the landlord on the part of the Seller under the Lease, and the Seller has not received any communication relating to the Business and the Assets (whether from a governmental authority, private party, employee or otherwise) that alleges that the Seller is not in such compliance and the Seller does not know of any condition existing on such properties or any nearby property which could reasonably be expected to cause such material noncompliance in the future. The Seller has all permits and licenses required under the Environmental Laws in connection with the operation of the Business including any permits and licenses required for the disposal or emission of Hazardous Materials. The Seller has not been named or, to the best knowledge of Seller, threatened to be named a "potentially responsible party" within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar Federal, state or local law. "Environmental Laws" means any applicable Federal, state, local or foreign laws, statutes, rules, regulations, orders, consent decrees, permits or licenses, relating to prevention, remediation, reduction or control of pollution, or protection of the environment, natural resources and/or human health and safety, including, without limitation, such applicable laws, statutes, rules, regulations, orders, consent decrees, permits or licenses relating to (a) solid waste and/or Hazardous Materials treatment, storage or disposal, (b) air, water, and noise pollution, (c) soil, ground, water or groundwater contamination, (d) the manufacture, generation, processing, handling, distribution, use, treatment, storage, transportation or release, emission or discharge into the environment of Hazardous Materials, or (e) regulation of underground and above ground storage tanks. "Hazardous Materials" means any flammable or explosive materials, petroleum (including crude oil and its fractions), radioactive materials, hazardous wastes, toxic substances or related hazardous materials, chemicals, pollutants and contaminants, including, without limitation, polychlorinated biphenyls, friable asbestos, and any substances defined as, or included in the definition of toxic or hazardous substances, wastes, or materials under any federal or applicable state or local laws, ordinances, rules or regulations including Environmental Laws.

                  3.11 No Material Adverse Change. Since September 30, 1996, except as reflected in Schedule 3.11, there has been no Material Adverse Effect, and the Seller does not have actual knowledge of any change that is threatened or pending, nor, to the best of Seller's knowledge, has there been any damage, destruction or loss with respect to the Assets or the Business, whether or not covered by insurance, which would have a Material Adverse Effect.

                  3.12   Absence of Specified Changes.  Except as disclosed on
Schedule 3.12, since September 30, 1996, there has not been with respect to the Assets or the Business of the Seller any:

                  (a) transaction not in the ordinary course of business, including without limitation any sale of all or substantially all of the Assets of the Seller or any merger of the Seller and any other entity;

                  (b) unfulfilled commitment as of the date of this Agreement requiring (i) expenditures by the Seller which are made in the ordinary course of business and exceed $10,000 (excluding commitments expressly described elsewhere in this Agreement or the Schedules hereto, payroll or other compensation payments and fringe benefits and related Taxes, Tax obligations, and intercompany charges) or (ii) expenditures by the Seller which are not in the ordinary course of business and exceed $10,000;

                  (c) failure to maintain in full force and effect substantially the same level and types of insurance coverage as in effect on September 30, 1996;

                  (d) material change in accounting principles, methods or practices, investment practices, claims, payment and processing practices or policies regarding intercompany transactions, in each case, with respect to the Business;

                  (e) material revaluation of any Assets or material write down of the value of any inventory for the Business;

                  (f) sale, assignment or transfer of any material tangible or intangible Asset, including any rights to intellectual property included in the Assets, except in the ordinary course of business;

                  (g) disposition of or lapse of any material patent, trademark, trade name, service mark or copyright or any application for the foregoing, or assignment of any software or technology, or disposition of any license, permit or authorization to use any of the foregoing;

                  (h) mortgage, pledge or other encumbrance, including liens and security interests, of any tangible or intangible Asset;

                  (i) cancellation of any debt or waiver or release of any material Contract (as hereinafter defined), right or claim, except for cancellations, waivers and releases in the ordinary course of business which do not exceed $10,000 in the aggregate;

                  (j) any capital expenditure or capital commitment requiring an expenditure of monies in the future, any incurrence of a contingent liability or any guaranty or commitment to guaranty the indebtedness of others entered into, by the Seller, other than customary transactions in the ordinary course of business not in excess of $10,000 in the aggregate;

                  (k) amendment, termination or revocation of, or a failure in any material respect to perform obligations or the occurrence of any default under, any material Contract to which the Seller is, or as of September 30, 1996 was, a party or of any material license, permit or franchise required for the continued operation of the Business as conducted by the Seller on September 30, 1996;

                  (l) increase or commitment to the increase of the salary or other compensation payable or to become payable to any of its employees, agents or independent contractors engaged in the Business, or the payment of any bonus to the foregoing persons except in the ordinary course of business and consistent with past practice and applicable policies and procedures of the Seller;

                  (m) payment or cancellation of any liability other than payment of current liabilities in the ordinary course of business; or

                  (n) agreement or understanding to take any of the actions described above in this Section 3.12.

                  3.13 Real Property; Leases. The Seller owns no real property which is used in the Business. The Lease is the only lease, sublease or other arrangement pursuant to which the Seller leases or subleases real property used in the Business, and the Seller has heretofore delivered to Purchaser a complete and accurate copy of the Lease. The Seller is the sole lessee under the Lease and such Lease is in full force and effect and has not been further supplemented, amended or modified. Such Lease is a valid and binding obligation of Seller and to the best knowledge of the Seller, such Lease is enforceable substantially in accordance with its terms and there exists no material event of default or event, occurrence, condition or act, including without limitation, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, which constitutes or would constitute (with notice or lapse of time or both) a material default in any respect under the Lease (except that the assignment of the Lease to the Purchaser requires the consent of the lessor under the Lease). The Seller has not received any notice of any event of default or any event, occurrence, condition or act which constitutes or would constitute (with notice or lapse of time or both) a default in any respect under the Lease. To the best knowledge of the Seller, the leased premises are structurally sound with no material defects and, taken as a whole, are in good operating condition and repair and adequate for the uses to which they are being put, without need for maintenance or repairs except for ordinary routine maintenance and repairs or those not material in nature or cost. To the best knowledge of the Seller, the real property covered by the Lease, the buildings, fixtures and improvements on such, and the present use thereof, comply in all material respects with all zoning laws, ordinances and regulations of governmental authorities having jurisdiction thereof, including material provisions relating to permissible nonconforming uses, if any, and any such premises are not presently affected, nor to the best knowledge of the Seller threatened, by any condemnation or eminent domain proceeding or any proceeding by a mortgagee.

                  3.14 Equipment and Personal Property. Schedule 3.14 sets forth a complete and accurate description of all equipment and personal property included on Schedule 1.1 which are owned by the Seller as well as all capital leases and operating leases pursuant to which the Seller leases property included on Schedule 1.1. Except as described in Schedule 3.14 all equipment and tangible personal property included on Schedule 1.1 are either owned, free and clear of all liens and encumbrances other than Permitted Liens (as defined below), or are (i) used under capital leases reflected in the Financial Statements or (ii) used under operating leases. All such leases are valid and binding obligations of the Seller, are in full force and effect and, to the best knowledge of the Seller, enforceable substantially in accordance with their terms. The Seller has not received any notice of event of default, or event, occurrence, condition or act which constitutes or would constitute (with notice or lapse of time or both) a default in any respect under any such lease. All of the equipment and tangible personal property owned or leased by the Seller which are included on Schedule 1.1 are in good operating condition and repair, subject to normal wear and tear and customary maintenance and repair. "Permitted Liens" means (i) liens for current taxes, assessments or other governmental charges, if any, not due and payable, (ii) such imperfections in title, liens and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of the Assets, taken as a whole, or materially impair the conduct of the Business as currently conducted by the Seller, (iii) mechanic's, materialman's or other statutory liens arising by operation of law in the ordinary course of the Business with respect to a liability that is not yet delinquent, and (iv) other liens, charges or encumbrances incurred in connection with the lease or purchase of equipment or personal property for use in the Business.

                  3.15 Intellectual Property. Schedule 3.15 contains a complete and accurate schedule of all trade names, trademarks, service marks, patents and copyrights (including any registrations or pending applications for registration of any of the foregoing) and all licenses or other rights relating to any of the foregoing that are used in the Business and any material trade secrets, processes, technical data and know how to the extent formally reduced to writing and generally used in the Business. Except as set forth on
Schedule 3.15, with respect to the Seller (i) the Seller has the sole and exclusive good, valid and transferable title with respect to the items listed on Schedule 3.15 and all trade secrets, inventions, processes, formulae, technology, technical data, information and know-how used by the
Seller in the  conduct  of the  Business (collectively,   the  "Intangible
Property"),   (ii)  no  royalties  or  other consideration  is required in connection with the Seller's use and enjoyment of the Intangible Property and (iii) no claim has been asserted by any person against the Seller with respect to the ownership or use of any Intangible Property by the Seller, and to the best knowledge of the Seller, there exists no valid basis for any such claim.

                  3.16 Software. Schedule 3.16 contains a complete and accurate list of all computer software, databases and programs utilized by the Seller in the conduct of the Business and which is not set forth on Schedule
3.15. Except as set forth on Schedule 3.16 all such computer software, databases and programs are owned by the Seller, without any restrictions thereon.

                  3.17 Contracts. Schedule 3.17 sets forth a complete and accurate list of all material contracts, agreements, arrangements and other instruments related to the conduct of the Business by the Seller on the date hereof to which the Seller is a party or by which it or any of the Assets are bound (hereinafter referred to collectively as the "Contracts"). Each of the Contracts is a valid and binding obligation of Seller, is in full force and effect and to the best knowledge of the Seller is enforceable substantially in accordance with its terms. The Seller has not received notice of cancellation of or intent to cancel any of the Contracts. There exists no event of default or occurrence, condition or act on the part of the Seller or, to the best knowledge of the Seller, on the part of the other party to such Contracts which constitutes or would constitute (with notice or lapse of time or both) a breach under, or cause or permit acceleration of, any obligation of the Seller which can reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.17 no consent of any other party to the Contracts is required in connection with the execution, delivery and performance of this Agreement by the Seller.

                  3.18 Inventory. Schedule 3.18 sets forth a complete and accurate list of inventory of the Seller related to the Business as of September 30, 1996 (or a more recent date if reasonably practicable). All inventory of the Seller, whether reflected in the Financial Statements or otherwise, consists of a quality and quantity usable in the ordinary course of business, except for items of obsolete materials and materials of below-standard quality, all of which have been written off or down to fair market value.

                  3.19 Title to Properties; Liens. The Seller has good, valid and marketable title to all of its Assets, free and clear of any lien, charge or other encumbrance, except for Permitted Liens and such other liens or other encumbrances specifically set forth on Schedule 3.19 or on any of the other Schedules hereto.

                  3.20 Assets Acquired. The Assets to be conveyed by the Seller to the Purchaser constitute all of the property, tangible and intangible of Seller, necessary to operate the Business as presently conducted and to the best knowledge of the Seller, the tangible Assets, taken as a whole, are in good working order and condition, subject to normal wear and tear, and customary maintenance and repair.

                  3.21 Major Customers and Suppliers. Schedule 3.21 lists (i) the names of the five largest customers (by revenues generated) of the Seller and the amount of revenues generated by each of them during the fifteen months ended September 30, 1996 and (ii) the names of the five largest suppliers (by cost of purchases by the Seller) of the Seller during the fifteen months ended September 30, 1996 and the approximate total purchases by the Seller from each such supplier during such year. To the best knowledge of the Seller, except as set forth in Schedule 3.21, there have been no material adverse changes in the relationships between the Seller and the customers and suppliers of the Seller listed on Schedule 3.21 since September 30, 1996.

                  3.22   Labor Relations.  Except as set forth on Schedule 3.22,
(i) the Seller has paid and performed all material obligations with respect to its employees, independent sales representatives, consultants, agents, officers
and directors  involved  in  the  operation  of  the  Business,   including
without limitation all wages, salaries, commissions, bonuses, severance pay, vacation pay, benefits and other direct compensation for all services performed by them to the date hereof and all amounts required to be reimbursed to such employees; (ii) there is no pending, or to the Seller's knowledge threatened, charge, complaint, allegation, application or other process against the Seller before the National Labor Relations Board or any comparable state, local or foreign agency, governmental or administrative, relating to the operation of the Business; (iii) there is no labor strike, dispute, slowdown or work stoppage or other job action pending, or to Seller's knowledge threatened, against Seller relating to the operation of the Business; (iv) no employees of the Seller involved in the operation of the Business are covered by any collective bargaining agreements; and (v) the Seller is in compliance in all material respects with all federal, state and local laws and regulations respecting employment practices and terms and conditions of employment (provided that no representation is made as to wages and hours) applicable to the operation of the Business.

                  3.23   Investment   Representations.   Seller  is  acquiring
the Preferred Interest for its own account, and not with a present view to, or for sale in connection with, any distribution thereof. Seller understands that the Preferred Interest has not been registered under the Securities Act of 1933, as amended (the "Securities Act") because the Purchaser believes it was issued in a transaction exempt from the registration requirements of the Securities Act pursuant to the exemption provided in Sections 3(b) and 4(2) thereof, that the Preferred Interest has not been registered under applicable state securities laws because the Purchaser believes it was issued in a transaction exempt from such registration requirements, and that the Preferred Interest may not be sold or otherwise disposed of unless registered under the Securities Act and applicable state securities laws or exempted from registration. Seller further understands that the exemption
from   registration   afforded  by  Rule  144 promulgated under the Securities
Act is not presently  available with respect to the Preferred Interest.

                  3.24 Accuracy of Information. The schedules, exhibits and certificates furnished hereunder by the Seller and identified hereto in writing, taken as a whole, do not contain any untrue statement of a material fact.

                  3.25 Employee Benefit Plans. The Seller, in connection with the Business, is not a party to any agreement requiring it to continue to employ any of its present employees or any group of its present employees, or continue to cover any present or former employees or any group of present or former employees under any benefit plan. After the Closing, the Purchaser shall not assume or be liable for any liability under any employee benefit plan, fringe benefit plan or personnel policy maintained or sponsored by the Seller, or to which the Seller makes contributions, or any contributions, benefits or liabilities therefor, or to any liability for the Seller's withdrawal from or termination of any such employee benefit plan or fringe benefit plan. The Seller, at the Purchaser's request and at the expense of such employees, shall make available to such employees, benefits required by COBRA for a minimum of three months.

                  3.26 Financial Statements. The Seller's pro forma financial statements for the Business as of September 30, 1996, furnished to the Purchaser (the "Financial Statements"), are true and correct in all material
respects, have  been  prepared   substantially  in  accordance  with  generally
accepted accounting principles consistently followed throughout the period covered thereby, except as otherwise indicated therein, and fairly present the financial condition of the Business in all material respects as of such date and for the period covered thereby, except to the extent of any items addressed by the parties elsewhere pursuant to this Agreement and specifically identified in Schedule 3.26 hereto.

                  3.27   Brokers and Finders.  Except as identified in Schedule
3.27 hereto, the Seller has not employed or retained any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission from the Purchaser, or from the Seller in connection therewith or upon the consummation thereof.



                                  ARTICLE IV.
                Representations and Warranties by the Purchaser


                  Except as otherwise disclosed in this Agreement or the Schedules hereto, the Purchaser hereby represents and warrants that:

                  4.1 Organization and Existence. The Purchaser is a limited liability company validly existing and in good standing under the laws of the State of Delaware which was newly formed on October 31, 1996 and has conducted no business and entered into no agreements or commitments except for the Agreement and the transactions specifically contemplated hereby.

                  4.2 Authority and Approval. The Purchaser has all requisite power and authority to execute and deliver this Agreement and the
Note,  the Security  Agreement,   the  Operating  Agreement  and  the
Registration  Rights Agreement  (the  "Related   Instruments"),   to  consummate
the   transactions contemplated  hereby and  thereby  and to perform  all the terms and conditions hereof and thereof to be performed by it. Each of this Agreement and the Related Instruments constitutes, or will constitute, the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

                  4.3   No Violation. This Agreement and the Related Instruments
and the execution, delivery and performance hereof and thereof by the Purchaser do not, and will not, violate or conflict with any provision of or constitute a default (whether with notice or the lapse of time or both), or give rise to any right of termination, amendment, cancellation or acceleration or require any filing, consent, authorization or approval
under any law or  administrative regulation  or  any  judicial,   administrative
or arbitration order, award, judgment, writ, injunction or decree of any Governmental Entity applicable to or binding upon the Purchaser, or any provision of any material mortgage, indenture, loan, lease, license, credit agreement or contract to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound.

                  4.4 Equity Interests, etc. The authorized capital of the Purchaser consists of membership interests, of which interests with a face value of $2,500,000 have been designated as Preferred Interests, and Common Interests, with the respective characteristics described in Schedule 4.4(b) hereto and Exhibit C-2 hereto. As of the date hereof, and until issuance to the Seller at Closing, there are no issued and outstanding Preferred Interests and at Closing the issued and outstanding Common Interests will represent capital accounts which aggregate $1,750,000 (subject to adjustment if agreed by the parties). Except as set forth in Schedule 4.4(a) hereto, the Purchaser has, and at Closing will have (except for the Preferred Interests),
no other securities of any kind outstanding,   nor  any  options,   warrants  or
other rights or instruments convertible into or exchangeable for any securities of the Purchaser. The Preferred Interests, and the Common Interests into which they are convertible, have been duly authorized and when delivered at the Closing or upon conversion of the Preferred

Interests, as the case may be, will be validly issued and outstanding and fully paid and nonassessable.

                  (a) Schedule 4.4(b) hereto sets forth certain information regarding capitalization of the Purchaser as of and after giving effect to the Closing, together with a letter from Angelo Gordon & Co., L.P. confirming its subscription funding for the common membership interest in the Purchaser.

                  4.5   Accuracy  of  Information.  The  schedules,   exhibits
and certificates furnished hereunder by the Purchaser and identified hereto in writing, taken as a whole, do not contain any untrue statement of a material fact.

                  4.6   Brokers and Finders.  Except as  identified  in Schedule
4.6 hereto,  the  Purchaser  has  not  employed  or  retained  any  broker,
finder, consultant  or  other   intermediary   in  connection   with  the
transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission from the Seller, or from the Purchaser in connection therewith or upon the consummation thereof.


                                   ARTICLE V.
                                   Covenants

                  The Seller and the Purchaser covenant and agree with each other as follows:

                  5.1 Public Announcements. Subject to applicable law or stock exchange requirements, at all times until the Closing Date, each party shall promptly advise the other party, and obtain the written consent of such other party before issuing or permitting any of its directors, officers, employees or agents to issue, any press release, any announcement, or any other communication with respect to this Agreement or the transactions contemplated hereby.

                  5.2 Access to Information. From the date hereof until the Closing, the Purchaser and the Purchaser's counsel, accountants, representatives and agents shall have access, upon reasonable notice during normal business hours, to appropriate personnel, properties, books and records of the Seller relating exclusively to the Assets, the Liabilities and the Business and, upon reasonable notice, shall be furnished all relevant documents, records and other information relating exclusively to the Assets, the Liabilities and the Business that they may reasonably request (including obtaining copies thereof); provided, however, that such access shall not unduly interfere with the business and operations of the Seller. Except as and only to the extent required by law (after affording the Seller a reasonable opportunity to obtain a protective order or similar relief), the Purchaser agrees that unless and until the Closing occurs (and thereafter only to the extent such information does not constitute an acquired Asset) it will not, without the consent of the Seller, (i) divulge, directly or indirectly, to any person, other than its directors, officers,
employees,   agents  or representatives,   any   confidential  or  proprietary
information so obtained, or (ii) use or permit the use of such information for any purpose other than the application of this Agreement to the transactions contemplated hereby.

                  5.3 Conduct of Business in Normal Course. The Seller covenants and agrees, except as otherwise expressly contemplated by this Agreement or as specifically consented to in writing by the Purchaser, from and after the date of this Agreement and until the Closing Date, with respect to the Business only, to preserve its present business organization intact, keep available the services of its present employees, preserve its present relationships with entities or persons having business dealings with it and operate the Business in the ordinary and regular course consistent with its prior practices, and maintain its books and records on a basis consistent with prior practice and maintain all material certificates, licenses and permits necessary for the conduct of the Business substantially as currently conducted. The Seller covenants and agrees that, except as otherwise expressly contemplated by this Agreement or as specifically consented to in writing by the Purchaser, from and after the date of this Agreement and until the Closing Date, the Seller shall not undertake or permit to occur any of the actions referenced in Section 3.12 hereto.

                  5.4 Exclusive Dealings. Prior to Closing or termination of this Agreement, neither the Seller nor any of its subsidiaries, nor any other entity controlling, controlled by or under common control with the Seller, nor any of their respective officers, employees, representatives or agents, will, directly or indirectly, solicit or initiate any discussions or negotiations with, participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group, other than the Purchaser and its directors, officer, employees, representatives and agents, concerning any merger, sale of substantial assets, sale of shares of capital stock or similar transaction involving the Business (a "Similar Transaction"). The Seller shall inform the Purchaser if the Seller is approached by, or obtains a proposal or indication of interest from, any other party regarding a Similar Transaction, and shall disclose to the Purchaser the identity of such other party.

                  5.5 Use of Names. The Seller agrees that subsequent to the Closing Date it will not use the name "Cryptek" for any purpose whatsoever, except in the ordinary course of the Business or as otherwise consented to by the Purchaser in writing.

                  5.6   [Reserved]

                  5.7 Consent. Each of the parties hereto will use its best efforts and shall fully cooperate with each other party to make promptly all registrations, filings and applications, give all notices and obtain
all governmental   and   third   party   consents,   permits,   approvals,
orders, authorizations,  qualifications,  and waivers  necessary for the
consummation of the  transactions  contemplated  hereby  (collectively,   the
"Consents"), and thereafter shall cooperate in good faith to effect the transfer or renewal of any other license, approval or authorization (including novation of the existing GSA contract and schedule, operation under the present DIS facility clearance, and application for DIS facility clearance in the name of the Purchaser).

                  5.8 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will, prior to the Closing Date, use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective the transactions contemplated pursuant to this Agreement. From time to time after the Closing Date, without further consideration, the Seller will, at its own expense, execute and deliver such documents to the Purchaser as the Purchaser may reasonably request in order more effectively to vest in the Purchaser good title to the Assets or otherwise effect the transactions contemplated herein including those reasonably required for the operation of the Business pursuant to the existing GSA contract and schedules pending novation thereof.

                  5.9 Notification of Certain Matters. Each of the parties hereto agrees to give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur can reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of or the failure to deliver any notice pursuant to this Section
5.9 shall not constitute a breach of this Agreement if the other party otherwise obtains knowledge of such occurrence or failure prior to the Closing Date and shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  5.10 Supplements to Schedules. Prior to the Closing, the Seller will supplement or amend the Schedules hereto with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules. Notwithstanding anything in Section 5.9 to the contrary, no supplement or amendment of the Schedules made pursuant to this Section 5.10 shall be deemed to cure any breach of any representation or warranty made in this Agreement as of the date hereof unless the Purchaser specifically agrees thereto in writing.

                  5.11 Taxes. Following the Closing the Seller shall file all Tax returns and pay all Taxes relating to the operation of its Business and the ownership of the Assets for all periods ending on or prior to the Closing Date when any Tax returns or Tax payments shall become due.

                  5.12. Employees. The Purchaser currently contemplates that it shall offer employment, commencing on the Closing Date, to each of the employees of the Seller listed on Schedule 5.12, in reliance on the information regarding potential severance obligations with respect to such employees included on such Schedule. The Purchaser also currently contemplates that the wages, salaries and other compensation offered by Purchaser to each of such employees shall not be less than the wages, salaries and other compensation paid or provided to him or her by the Seller immediately prior to the Effective Time, and such offers of employment by the Purchaser shall be on other terms and conditions (including benefits) at least as favorable to each of such employees as the terms and conditions (including benefits) of his or her respective employment by the Seller which are in effect immediately prior to the Effective Time. This representation is made to and for the exclusive benefit of the Seller and no third party is intended to be a beneficiary hereof.



                                  ARTICLE VI.
                 Conditions to the Obligations of the Purchaser

                  The obligations of the Purchaser to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Purchaser:

                  6.1 No Material Adverse Changes. There shall have been no material adverse change in the business or prospects (financial or otherwise) of the Business, taken as a whole, between the date hereof and the Closing Date.

                  6.2 Compliance. The Seller shall have complied with each of its covenants and agreements contained herein and delivered each instrument to be delivered by it pursuant to Section 2.2 above and each of its representations and warranties contained in Article III hereof shall be true on and as of the Closing Date.

                  6.3 No Government Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or by any of the Related Instruments.

                  6.4 No Injunction. On the Closing Date there shall be no injunction, writ, preliminary restraining order or any order of any nature issued or threatened by a court of competent jurisdiction directing that the transactions provided for herein or by any of the Related Instruments or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which the Purchaser deems unacceptable in its sole discretion.

                  6.5 Closing Deliveries. Seller shall have delivered to Purchaser the agreements and other instruments required to be delivered by Seller under Section 2.2 hereof and completed or supplemented Schedules and Exhibits hereto as contemplated by the letter of even date herewith between the Seller and the Purchaser.

                  6.6 Consents. The conditions regarding certain consents or novations and related matters set forth in Schedule 6.6 shall have been satisfied.

                  6.7 Completion. The Schedules and Exhibits hereto shall have been completed and supplemented as agreed in writing by the parties.

                                  ARTICLE VII.
                  Conditions to the Obligations of the Seller

                  The obligations of the Seller to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Seller:

                  7.1 Compliance. The Purchaser shall have complied with each of its covenants and agreements contained herein and delivered each instrument to be delivered by it pursuant to Section 2.1 or 2.2 above, and each of its representations and warranties contained in Article IV hereof shall be true on and as of the Closing Date.

                  7.2 No Government Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or by any of the Related Instruments.

                  7.3 No Injunction. On the Closing Date there shall be no injunction, writ, preliminary restraining order or any order of any nature issued or threatened by a court of competent jurisdiction directing that the transactions provided for herein or by any of the Related Instruments or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which the Seller deems unacceptable in its sole discretion.

                  7.4 Fairness Opinion. The Seller shall have received, if it so determines, an opinion of a qualified professional valuation or investment banking firm familiar with such matters regarding the fairness to the Seller of the transactions contemplated hereby.

                  7.5 Closing Deliveries. The Purchaser shall have delivered to the Seller the agreements and other instruments required to be delivered by Purchaser under Section 2.2 hereof and completed or supplemented Schedules and Exhibits hereto as contemplated by the letter of even date herewith between the Seller and the Purchaser.

                  7.6 Employees. The Purchaser shall have offered employment as contemplated by Section 5.12 hereof to substantially all of the employees listed on Schedule 5.12.

                  7.7 Completion. The Schedules and Exhibits hereto shall have been completed and supplemented as agreed in writing by the parties.




                                 ARTICLE VIII.
                                 Transfer Taxes

                  8.1 Liability for Transfer Taxes. The Purchaser shall be liable for 50% of all transfer taxes, sales and use taxes, and similar taxes relating to the sale of the Assets, and any interest and penalties with respect to such taxes, up to a maximum of $25,000. The Seller agrees to promptly notify the Purchaser of receipt of any bills or other communications relating to such taxes.



                                  ARTICLE IX.
                                  Termination

                  9.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by the mutual written agreement of the Seller and the Purchaser;

                  (b) by either party hereto by written notice thereof to the other if the transactions contemplated hereby shall not have been consummated by November 22, 1996;

                  (c) by either party if the consummation of such transactions would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction enjoining, restraining or otherwise preventing, or awarding substantial damages in connection with, the consummation of this Agreement or the transactions contemplated hereby;

                  (d) by the Purchaser if the conditions to closing described in Article VI have not been satisfied or waived in writing by November 20, 1996 or there has been a material misrepresentation or material breach on the part of the Seller of any of the representations, warranties or covenants of the Seller set forth in this Agreement;

                  (e) by the Seller if the conditions to closing described in Article VII have not been satisfied or waived in writing by November 20, 1996 or there has been a material misrepresentation or material breach on the part of the Purchaser of any of the representations, warranties or covenants of the Purchaser set forth in this Agreement; or

                  (f) by either party in the event the Schedules and Exhibits hereto shall not have been completed and supplemented as agreed in writing by the parties.

                  9.2 Effect of Termination. If this Agreement is terminated as permitted under Section 9.1 hereof, such termination shall be without liability to any party to this Agreement or any stockholder, director, officer, employee, agent or representative of such party except that if such termination results from the willful failure of either party to perform its obligations hereunder, such party shall be liable for any and all damages sustained or incurred by the other party as a result thereof. The provisions of this Section 9.2, the last sentence of Section 5.2 and Article X shall survive any such termination.



                                   ARTICLE X.
                    Extent and Survival of Representations,
             Warranties, Covenants and Agreements; Indemnification

                  10.1   Indemnification:

                  (a) Indemnification by the Seller. The Seller agrees to indemnify, defend and hold the Purchaser harmless from and against any and all losses, accrued or contingent liabilities (but in the case of contingent liabilities, only if and to the extent they become accrued), claims, suits, proceedings, demands, judgments, damages, expenses and costs, including without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any indemnified matter (collectively, "Claims"), which the Purchaser suffers by reason of (a) the material inaccuracy of any of the representations or warranties, or material breach of any covenants, of the Seller contained in this Agreement, or in any document, certificate or agreement delivered pursuant hereto; (b) product liability, employee or other claims arising from sales made by, or other operations or activities of, the Seller, prior to the Effective Time; (c) any other matter arising from the conduct of the Business by the Seller, unless and to the extent explicitly disclosed with respect to the general nature of the Claim and dollar amount thereof (to the extent now available or reasonably subject to estimate) in the Schedules hereto. The Seller shall promptly forward to the Purchaser notice of any claims of which it becomes aware in connection with the Business and Assets whether or not the subject of this Section 10.1(a).

                  (b) Indemnification by the Purchaser. The Purchaser agrees to indemnify, defend and hold the Seller harmless from and against any and all Claims, which the Seller suffers by reason of (a) the material inaccuracy of any of the representations or warranties, or material breach of any covenants, of the Purchaser contained in this Agreement, or in any document, certificate or agreement delivered pursuant hereto; (b) product liability, employee or other claims arising from sales made by, or other operations or activities of, the Purchaser subsequent to the Effective Time; (c) any other matter arising from the conduct of the Business by the Purchaser. The Purchaser shall promptly forward to the Seller notice of any claims of which it becomes aware in connection with the Business and Assets whether or not the subject of this
Section 10.1(b).

                  10.2 Conditions of Liability. For purposes of this Section 10.2, the "Indemnifying Party" shall mean the Purchaser, if it is the subject of a claim to indemnification by another party (an "Indemnified
Party") pursuant to Section  10.1(b)  above,  or the  Seller,  if it is the
subject  of a claim  to indemnification   pursuant  to  Section  10.1(a)  above.
The obligations and liabilities of an Indemnifying Party under Section 10.1 with respect to Claims made by third parties shall be subject to the following additional terms and conditions (for which purpose, unless the Indemnifying Party is not assuming the defense of the Claim, each party shall make reasonably available to the other relevant books, records and personnel relating to such Claim):

                  (i) the Indemnified Party shall give the Indemnifying Party written notice of any Claim within thirty (30) days after notice of the commencement of any action relating thereto or other written assertion thereof, tendering the defense thereof by the Indemnifying Party through representatives chosen by it, in its sole discretion (provided, however, that any defect or delay in delivery of such written notice shall not limit the Indemnified Party's right to indemnification, except to the extent that such defect or delay results in the forfeiture by the Indemnifying Party, or material impairment, of substantial rights or defenses, and in the case of a material impairment, only to the extent of such material impairment);

                  (ii) If the Indemnifying Party, within thirty (30) days or sooner if the nature of the Claim(s) requires after notice pursuant to clause (i) hereof, fails to accept the defense of any Claim so tendered, the Indemnified Party shall (upon further written notice to the Indemnifying Party) have the right to undertake the defense of such Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that the Indemnified Party shall not compromise or settle any such claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld;

                  (iii) anything in this Section 10.2 to the contrary notwithstanding, if there is a reasonable probability that a Claim may materially and adversely affect an Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate or join in the defense or to defend, and, with the written consent of the Indemnifying Party (which shall not unreasonably be withheld), compromise or settle (or decline to compromise or settle) such Claim or consent (or decline to consent) to the entry of judgment with respect thereto; and

                  (iv) Indemnified Party are both made parties to a Claim and counsel selected by the Indemnifying Party to defend against such Claim advises that conflicting interests or differing defenses available to such parties in such Claim make it inappropriate for such counsel to represent both parties therein, then the Indemnified Party may defend against such Claim with counsel of its own choosing and the cost of such defense shall be subject to indemnification by the Indemnifying Party in accordance with the terms and conditions of this Article X.

                  10.3   Limitation   of   Indemnification.   The  liability  of
an Indemnifying  Party to indemnify an  Indemnified  Party pursuant to Section
10.1 above shall be limited to Claims as to which the Indemnified Party has given the Indemnifying Party written notice on or prior to the date upon which the representation, warranty or covenant upon which the Claim is based expires pursuant to Section 10.4. Notwithstanding anything herein to the contrary, the maximum aggregate amount of indemnification by the Seller pursuant to this Article X shall be the amount of the Preferred Interest and the Note, valued at the amount stated in Article I and payable by the Seller only through reduction and cancellation of such amount first of the Note in inverse order of maturity and then to the Preferred Interest, and by the Purchaser shall be $3,000,000. In no event shall either party be liable for any punitive, consequential, indirect or special damages (including, without limitation, lost profits or lost opportunities).

Neither party shall have any obligation to indemnify the other party against Claims unless and until and to the extent that the aggregate amount of all such Claims exceeds $50,000, whereupon the Indemnifying Party shall be liable for the full amount of such Claims in excess of such amount.

                  10.4   Survival.  Each of the  representations  and
warranties set forth in this Agreement and in any certificate, schedule or instrument delivered in connection herewith shall survive the Closing until August 30, 1998. Except as and to the extent set forth in Articles III and IV hereof, respectively, each of the Seller and the Purchaser makes no
representations  or  warranties whatsoever,   and   disclaims  all   liability
and   responsibility   for  any representation,  warranty (express or implied,
including without limitation in the case of the Seller any warranty of merchantability or fitness for a particular purpose), statement or information made or communicated (orally or in writing), to the other party or any other person. Except to the extent of fraud by the other party (in which
case,  however,  such party  shall in no event be liable  for   damages  in  the
nature  of  lost   profits  or   opportunities), indemnification  pursuant  to
this Article X shall be the sole remedy of either party for breach of representations, warranties or covenants herein or otherwise arising hereunder.



                                  ARTICLE XI.
                                 Miscellaneous

                  11.1 Wavier of Compliance with Bulk Transfer Laws. The Purchaser hereby waives compliance by the Seller with the provisions of any bulk transfer laws that may be applicable to the transactions contemplated by this Agreement. The Seller agrees to indemnify, defend and hold the Purchaser harmless pursuant to Article X from and against any and all losses incurred by the Purchaser based upon, arising out of or otherwise in respect of such noncompliance.

                  11.2 Expenses. Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the party which incurred such costs and expenses.

                  11.3 Notices. All notices and other communications hereunder shall be in writing (setting forth in reasonable detail the purpose of such notice or communication and identifying the provision pursuant to which such notice or communication is given), and shall be deemed given when delivered personally or when received if sent by registered or certified mail, return receipt requested, or by confirmed facsimile transmission to the parties at the following addresses (or at such other address as a party may specify by like notice):

                  (A)  If to the Purchaser, to:

                       Cryptek Secure Communications, LLC
                       14130-C Sullyfield Circle
                       Chantilly, VA  22021

                       Fax:  as provided from time to time by
                             written notice
                       Attention:  David Gross

                  with a copy to:

                       Shereff, Friedman, Hoffman & Goodman LLP
                       919 Third Avenue
                       New York, NY  10022

                       Fax:  (212) 758-9526
                       Attention:  Charles I. Weissman

                  (B)  If to the Seller, to:

                       General Kinetics Incorporated
                       14130-C Sullyfield Circle
                       Chantilly, VA  22021

                       Fax:  (703) 818-3706
                       Attention:  Larry Heimendinger

                  with a copy to:

                       Donovan Leisure Newton & Irvine
                       30 Rockefeller Plaza
                       New York, NY  10112

                       Fax:  (212) 632-3315
                       Attention:  Peter G. Smith


                  11.4 Books and Records. After the Closing, the Seller will promptly deliver or cause to be delivered all books and records relating to the Business and/or the Assets to the Purchaser, subject to the terms hereof.

                  11.5 Exclusive Agreement. This Agreement, together with the Related Instruments, supersedes all prior agreements between the parties (written or oral) with respect to the subject matter hereof or thereof (including without limitation the letter of intent dated July 19, 1996) and is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect to such subject matter.

                  11.6 Injunctive Relief. Each of the Seller and the Purchaser hereby acknowledges that damages at law would be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in Sections 5.1, 5.2, and 5.4 hereof and, accordingly, the injured party shall be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining the breaching party from any threatened, or from the continuation of any actual, breach of covenants, promises or agreements without being required to post bond or other security or without having to show proof of damages, and without having to prove the inadequacy of the available remedies at law. The rights set forth in this Section 11.6 shall be in addition to any other rights which, under this Agreement, the injured party may have at law or in equity.

                  11.7 Governing Law, etc. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES. The parties hereto (i) agree that any legal suit, action or proceeding arising from or related to this Agreement must be instituted in a State or Federal Court located in the State of New York, County of New York, (ii) waive any objection or defense which they may now or hereafter have to the laying of venue of any such suit, action or proceeding in such location or to the jurisdiction of such courts, and (iii) irrevocably submit to the exclusive jurisdiction of any such court in any such suit, action or proceeding.

                  11.8 Amendments; Waivers; Headings. This Agreement may not be changed or terminated orally but only by an amendment in writing signed by both parties hereto. No waiver of any term or condition of this Agreement shall be effective unless in writing and signed by the party granting the waiver. The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  11.9 Assignments and Third Parties. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement shall entitle any person other than a party hereto to any claim, cause of action, remedy or right of any kind.

                  11.10 Severability. The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the basis for this Agreement, shall not affect the validity or enforceability of any other covenant or agreement contained herein.

                  11.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

                  11.12 Further Assurances. The Seller and the Purchaser agree to deliver or cause to be delivered to each other on the Closing Date and at such other times thereafter as shall be reasonably agreed such additional instruments as may be reasonably required to give effect to this Agreement.


                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                          GENERAL KINETICS INCORPORATED

                                          By: /s/ Larry M. Heimendinger
                                             ---------------------------
                                          Title: Chairman


                                          CRYPTEK SECURE COMMUNICATIONS, LLC

                                          By: /w/ Louis J. Forster
                                             ---------------------------
                                          Title: Member